Exhibit (j)

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Independent Registered Public Accounting Firm” in the Statement of Additional Information, dated April 1, 2025, and included in this Pre-Effective Amendment No. 2 to the Registration Statement (Form N-1A, File No. 333-283849) of E*TRADE Trust (the “Registration Statement”).

We also consent to the use of our report dated April 1, 2025, with respect to the financial statement of E*TRADE No Fee Large Cap Index Fund (one of the portfolios comprising E*TRADE Trust) as of March 14, 2025, included in this Registration Statement, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boston, Massachusetts

April 1, 2025